UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 26, 2007

Meade Instruments Corp.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-22183	95-2988062
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6001 Oak Canyon, Irvine, California		92618-5200
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	949 451-1450

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.02 Termination of a Material Definitive Agreement.

Meade Instruments Corp. (the "Company") announced today that Brent W. Christensen will resign as Senior Vice President - Finance and Chief Financial Officer of the Company upon the naming of his successor. The Company has retained the executive search firm of Korn/Ferry International to conduct a search for Mr. Christensen’s replacement. The Company expects to conclude the search in the next several months. Mr. Christensen intends to continue to serve as an employee of the Company as well as its Senior Vice President-Finance and Chief Financial Officer until the naming of his successor. Mr. Christensen will also act as a consultant to the Company after his departure from the Company. In connection with the termination of Mr. Christensen’s Employment Agreement, Mr. Christensen will receive a severance amount that includes a lump sum payment equal to the sum of one year’s base salary and the tax effected cash equivalent of all additional benefits that Mr. Christensen is entitled to receive during a one year period.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company announced today that Brent W. Christensen will resign as Senior Vice President - Finance and Chief Financial Officer of the Company upon the naming of his successor. The Company has retained the executive search firm of Korn/Ferry International to conduct a search for Mr. Christensen’s replacement. The Company expects to conclude the search in the next several months. Mr. Christensen intends to continue to serve as an employee of the Company as well as its Senior Vice President-Finance and Chief Financial Officer until the naming of his successor. Mr. Christensen will also act as a consultant to the Company after his departure from the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Meade Instruments Corp.

January 26, 2007	By:	Mark D. Peterson

Name: Mark D. Peterson
Title: Senior Vice President, General Counsel and Secretary